Exhibit 99.1
                       Press Release

     On May 10, 2001, the federal judge in Total Containment's legal action against Dayco Products, Inc. ordered that Total Containment elect either a new trial on the issue of damages on its breach of pricing claim or accept a $1.3 million award for damages on the pricing claim in lieu of the $23 million jury verdict awarded to Total Containment on November 16, 2000. The order was based on the judge's finding that under the evidence presented $1.3 million was the maximum amount that could be awarded on Total Containment's claim that Dayco breached a pricing provision in their supply contract. Total Containment is entitled to a new trial on the issue of damages relating to its pricing claim. The federal judge also upheld the jury's finding that Total Containment's breach of warranty claim against Dayco for $56 million was time-barred, and denied Total Containment's request for a new trial on its breach of warranty claim. Total Containment intends to appeal the judgment.
Pierre Desjardins, Chairman of Total Containment, commented "We believe the jury was confused regarding the complexities of statute of limitations defense and that its finding that TCI's breach of warranty claim was time-barred was erroneous."

     In its action, Total Containment alleged that Dayco supplied defective piping products to Total Containment, who installed the piping in approximately 4,000 sites around the world. The piping products, manufactured by Dayco prior to September 1994, are subject to microbial fungus attacks that degrade the primary pipe's outer cover. In 1995, Total Containment initiated a pipe replacement program, which is 70% to 75% complete. In its action, Total Containment also alleged that Dayco breached certain pricing provisions in its supply agreement with Total Containment.

     Total Containment is a manufacturer and distributor of underground systems, products, and services for the conveyance and containment of petroleum and alcohol based motor vehicle fuels from underground storage tanks to aboveground fuel dispensers.
Except for historical information, this report may be deemed to contain "forward-looking" statements. Total Containment desires to avail of itself of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act. Please review Total Containment's Form 10-K for December 31, 2000, for the factors that could affect Total Containment's forward-looking statements.

     If you would like additional information on Total Containment, Inc., visit our web site at http://www.totalcontainment.com.